Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2014

Company to Host Quarterly Conference Call at 5:00 P.M. on July 29, 2014

St. Petersburg, FL - July 29, 2014: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2014.

($ in thousands, except per share and ratios)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Gross premiums written	$128,920	$103,303	24.8%	$217,921	$191,049	14.1%
Gross premiums earned	$97,223	$74,900	29.8%	$192,234	$144,776	32.8%
Ceded premiums earned	$(33,039)	$(28,929)	14.2%	$(64,016)	$(56,508)	13.3%
Net premiums earned	$64,184	$45,971	39.6%	$128,218	$88,268	45.3%
Total revenues	$67,704	$48,652	39.2%	$135,211	$92,822	45.7%
Earnings before income tax	$15,410	$7,246	112.7%	$33,106	$14,330	131.0%
Net income	$9,590	$4,509	112.7%	$20,979	$8,860	136.8%
Net income per diluted share	$0.46	$0.28	64.3%	$1.09	$0.55	98.2%
Book value per share				$8.85	$5.98	48.0%
Return on average equity, ttm				26.5%	14.7%	11.8 pts
Loss ratio, net[1]	44.8%	50.0%	-5.2 pts	44.0%	49.3%	-5.3 pts
Expense ratio, net[2]	36.4%	39.8%	-3.4 pts	35.5%	39.4%	-3.9 pts
Combined ratio (CR)[3]	81.2%	89.8%	-8.6 pts	79.5%	88.7%	-9.2 pts
Effect of current year catastrophe losses on CR	0.4%	3.9%	-3.5 pts	0.2%	4.1%	-3.9 pts
Effect of prior year (favorable) development on CR	(1.6)%	3.9%	-5.5 pts	(0.9)%	4.0%	-4.9 pts
Underlying combined ratio[4]	82.4%	82.0%	0.4 pts	80.2%	80.6%	-0.4 pts
1 Loss ratio, net is losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“This was another strong quarter for UPC Insurance as we continued to execute our growth strategy in coastal states from Texas to Maine,” said John Forney, President & Chief Executive Officer of UPC Insurance.  “During the quarter, we were licensed in two new states, added several key members to our management team, entered a complementary line of business, and passed the $100 billion threshold in total insured value. Our premium volume during the quarter was the highest in company history by over 20%, and approximately 60% of our new business during the quarter came from outside Florida.”

Quarterly Financial Results

Net income for the quarter was $9.6 million, or $0.46 per diluted share, compared to $4.5 million, or $0.28 per diluted share in the second quarter in 2013. The increase in net income was primarily due to lower ceded reinsurance premium percentage for the quarter compared to the prior period and gross earned premium growth in all states in 2014.

The Company's direct gross written premiums increased by $25.6 million, or 24.8%, primarily due to the organic growth in new and renewal business generated in the states in which the Company currently writes. The quarter-over-quarter growth in gross written premiums by state is shown in the table below:

	Three Months Ended June 30,
Direct Written and Assumed Premium By State	2014	2013	Growth	Growth %
Direct written premium
Florida	$100,698	$89,418	$11,280	12.6%
South Carolina	8,718	6,825	1,893	27.7
Massachusetts	8,228	3,569	4,659	130.5
Rhode Island	4,959	3,322	1,637	49.3
North Carolina	3,324	339	2,985	880.5
New Jersey	1,046	—	1,046	100.0
Texas	2,486	—	2,486	100.0
Total direct written premium by state	129,459	103,473	25,986	25.1
Assumed premium (1)	(539)	(170)	(369)	217.1
Total gross written premium	$128,920	$103,303	$25,617	24.8%
1 All assumed premiums are written in Florida due to the policy assumptions from Citizens.

Policy acquisition costs increased $4.0 million, or 33.1%, to $16.2 million for the second quarter of 2014 from $12.2 million for the second quarter of 2013. These costs vary directly with the growth in gross premiums earned which increased 29.8% over the second quarter of 2013.

Operating expenses increased to $2.9 million for the second quarter of 2014, from $2.6 million during the same period of last year due to increases in home inspection costs and licenses and fees resulting from the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased to $4.3 million for the second quarter of 2014, from $3.5 million for the second quarter of 2013 primarily due to increases in personnel costs and professional services related to the Company's growth.

Year-to-Date Financial Results

Net income for the six months ended June 30, 2014 was $21.0 million, or $1.09 per diluted share, compared to $8.9 million, or $0.55 per diluted share for the same period last year. The increase was driven primarily by continued strong premium growth and a decrease in the ceded reinsurance premium percentage compared to the prior period.

Losses and loss adjustment expenses increased to $56.5 million for the second quarter of 2014, from $43.6 million for the same period last year. Prior year favorable development for the six months ended June 30, 2014, was $1.2 million compared to adverse development of $3.5 million for the same period in 2013.

Policy acquisition costs increased to $31.4 million for the six months ended June 30, 2014, from $23.5 million for the same period of 2013, or 33.8%. These costs vary directly with premiums earned and as a percentage of gross premiums earned, which increased 32.8% for the six months ended June 30, 2014, compared to the six months ended June 30, 2013.

Operating expenses increased to $5.4 million for the year from $4.7 million during the same period of last year due to increases in several expense categories, none of which was individually significant. The increase in operating expenses was primarily driven by the Company's growth and expansion into new states.

General and administrative expenses increased to $8.7 million for the six months ended June 30, 2014, from $6.7 million for the same period in 2013 primarily due to an increase in personnel costs related to the Company's continued growth.

Combined Ratio Analysis

The Company's GAAP net combined ratio improved 9.2 points during the first half of 2014 compared to the same period in 2013. UPC Insurance’s underlying net combined ratio, which excludes losses from catastrophes and reserve development, also improved 0.4 points for the first half of 2014 signaling continued improvement in the Company’s core operating results over the same period a year ago. Both the combined and underlying combined ratios decreased primarily due to strong premium growth and a lower ceded reinsurance premium percentage for the quarter compared to the prior period. As a result of these factors, net premiums earned increased $40.0 million, or 45.3%, to $128.2 million in the second quarter of 2014 compared to $88.3 million for the second quarter of 2013. The increase in net premiums earned was partially offset by the increase in the Company's underlying loss costs, which increased approximately $20.9 million during the second quarter of 2014 compared to the same period a year ago.  The increase in underlying loss costs for the six months ended June 30, 2014 was driven primarily by the growth of policies in-force as shown below:

($ in thousands except ratios)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Net Loss and LAE	$28,792	$23,007	$5,785	$56,465	$43,554	$12,911
% of Gross earned premiums	29.6%	30.7%	-1.1 pts	29.4%	30.1%	-0.7 pts
% of Net earned premiums	44.8%	50.0%	-5.2 pts	44.0%	49.3%	-5.3 pts
Less:
Current year catastrophe losses	$260	$1,777	$(1,517)	$260	$3,595	$(3,335)
Prior year reserve (favorable) development	(1,023)	1,795	(2,818)	(1,165)	3,514	(4,679)
Underlying Loss and LAE*	$29,555	$19,435	$10,120	$57,370	$36,445	$20,925
% of Gross earned premiums	30.4%	26.0%	4.4 pts	29.8%	25.2%	4.6 pts
% of Net earned premiums	46.0%	42.3%	3.7 pts	44.7%	41.2%	3.5 pts
Policy acquisition costs	$16,197	$12,169	$4,028	$31,377	$23,452	$7,925
Operating and underwriting	2,858	2,620	238	5,367	4,679	688
General and administrative	4,335	3,530	805	8,685	6,654	2,031
Total Operating Expenses	$23,390	$18,319	$5,071	$45,429	$34,785	$10,644
% of Gross earned premiums	24.1%	24.5%	-0.4 pts	23.6%	24.0%	-0.4 pts
% of Net earned premiums	36.4%	39.8%	-3.4 pts	35.5%	39.4%	-3.9 pts
Combined Ratio - as % of gross earned premiums	53.7%	55.2%	-1.5 pts	53.0%	54.1%	-1.1 pts
Underlying Combined Ratio - as % of gross earned premiums	54.5%	50.5%	4.0 pts	53.4%	49.2%	4.2 pts
Combined Ratio - as % of net earned premiums	81.2%	89.8%	-8.6 pts	79.5%	88.7%	-9.2 pts
Underlying Combined Ratio - as % of net earned premiums	82.4%	82.0%	0.4 pts	80.2%	80.6%	-0.4 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio increased to 29.8% during the first half of 2014, which was up 4.6 points from 25.2% in the first half of 2013. The primary drivers of this change were increases in the severity of water-related losses in Florida, as well as water and freeze-related losses in Massachusetts and Rhode Island. Water-related losses and other loss causes in states outside of Florida accounted for approximately 2.2 points of the 4.6 point increase in the Company's gross underlying loss ratio. These negative changes in the gross loss ratio were partially offset by a lower ceded reinsurance premium percentage, which allowed the Company's net underlying loss ratio to increase by only percentage 3.5 points.

Reinsurance Costs Decreased as a % of Earned Premium for both the Quarter and Year-to-Date

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2014 were 30.7% of gross premiums earned compared to 35.5% of gross premiums earned for the second quarter of 2013. Reinsurance costs for the six months ended June 30, 2014 were 30.1% of gross premiums earned compared to 35.9% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $427.1 million at June 30, 2014, compared to $323.8 million at December 31, 2013. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 82.3% of total investments at June 30, 2014, and 94.5% at December 31, 2013. The decrease in the fixed maturities holdings is due to a $44.0 million investment in a short duration bond mutual fund during the first half of the year that is classified as an equity investment according to U.S. generally accepted accounting principles.

Book Value Analysis

Book value per share increased 33.3% from $6.64 at December 31, 2013, to $8.85 at June 30, 2014. The increase in the Company's book value per share was primarily driven by the $54.0 million of capital raised during the first quarter and the Company’s growth in net income. The Company's underlying book value per share increased 30.9% from $6.63 at December 31, 2013 to $8.68 at June 30, 2014 because accumulated other comprehensive income was $0.1 million at December 31, 2013 compared to a balance of $3.5 million at June 30, 2014. The Company’s large accumulated other comprehensive income balance at the end of the second quarter 2014 reduced the Company’s underlying book value per share by $0.17 per share compared to the balance at the end of 2013 which reduced the Company’s underlying book value per share by $0.01 per share.

($ in thousands, except for per share data)	June 30,	December 31,
	2014	2013
Book Value per Common Share
Numerator:
Common shareholders' equity	$184,391	$107,587
Denominator:
Total Shares Outstanding	20,840,070	16,209,315
Book Value Per Common Share	$8.85	$6.64

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$184,391	$107,587
Accumulated other comprehensive income	3,531	92
Shareholders' Equity, excluding AOCI	$180,860	$107,495
Denominator:
Total Shares Outstanding	20,840,070	16,209,315
Underlying Book Value Per Common Share*	$8.68	$6.63
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of development from lines in run-off and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of accumulated other comprehensive income, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    July 29, 2014 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q2-2014

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and is licensed to write in Connecticut, Georgia, Louisiana and New Hampshire. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on February 24, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE:
Gross premiums written	$128,920	$103,303	$217,921	$191,049
Increase in gross unearned premiums	(31,697)	(28,403)	(25,687)	(46,273)
Gross premiums earned	97,223	74,900	192,234	144,776
Ceded premiums earned	(33,039)	(28,929)	(64,016)	(56,508)
Net premiums earned	64,184	45,971	128,218	88,268
Net investment income	1,617	831	3,084	1,555
Net realized gains (losses)	31	(149)	45	(161)
Other revenue	1,872	1,999	3,864	3,160
Total revenue	$67,704	$48,652	$135,211	$92,822
EXPENSES:
Losses and loss adjustment expenses	28,792	23,007	56,465	43,554
Policy acquisition costs	16,197	12,169	31,377	23,452
Operating expenses	2,858	2,620	5,367	4,679
General and administrative expenses	4,335	3,530	8,685	6,654
Interest expense	112	80	227	153
Total expenses	52,294	41,406	$102,121	$78,492
Income before other income	15,410	7,246	33,090	14,330
Other income	—	—	16	—
Income before income taxes	15,410	7,246	$33,106	$14,330
Provision for income taxes	5,820	2,737	12,127	5,470
Net income	$9,590	$4,509	$20,979	$8,860
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	3,323	(4,745)	5,650	(4,376)
Reclassification adjustment for net realized investment (gains) losses	(31)	149	(45)	161
Income tax (expense) benefit related to items of other comprehensive income	(1,272)	1,775	(2,166)	1,626
Total comprehensive income	$11,610	$1,688	$24,418	$6,271

Weighted average shares outstanding
Basic	20,735,135	16,115,099	19,105,666	16,072,047
Diluted	20,845,694	16,199,489	19,203,805	16,157,729

Earnings per share
Basic	$0.46	$0.28	$1.10	$0.55
Diluted	$0.46	$0.28	$1.09	$0.55

Dividends declared per share	$0.04	$0.03	$0.08	$0.06

Consolidated Balance Sheets
In thousands

	June 30, 2014	December 31, 2013
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$285,849	$273,024
Equity securities - common and preferred	17,254	15,602
Equity securities - mutual fund	44,000	—
Other long-term investments	300	300
Total investments	$347,403	$288,926
Cash and cash equivalents	79,738	34,888
Accrued investment income	1,825	1,752
Premiums receivable, net	34,526	26,076
Reinsurance recoverable on paid and unpaid losses	3,006	2,426
Prepaid reinsurance premiums	131,896	55,268
Deferred policy acquisition costs	33,581	25,186
Other assets	4,890	6,708
Total Assets	$636,865	$441,230
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$50,948	$47,451
Unearned premiums	219,116	193,428
Reinsurance payable	133,313	39,483
Other liabilities	34,979	38,575
Notes payable	14,118	14,706
Total Liabilities	$452,474	$333,643
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,059,554 and 16,414,822 issued; 20,840,070 and 16,209,315 outstanding for 2014 and 2013, respectively	2	2
Additional paid-in capital	81,852	27,800
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	3,531	92
Retained earnings	99,437	80,124
Total Stockholders' Equity	$184,391	$107,587
Total Liabilities and Stockholders' Equity	$636,865	$441,230